Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports First Quarter 2017 Financial Results

Q1 Revenue $22.8 million including $3.0 million recognized DataV revenue; Q1 EPS $0.02.

Bellevue, WA – May 15, 2017 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the first quarter of 2017.

Jerry Chase, Bsquare President and CEO, commented, “We continue to be pleased with the strong performance of DataV, our Internet of Things software offering, in deployments with large customers including a Fortune 500 company. This has led to timely payments, positive feedback, and additional opportunities with new and existing customers.

“During the first quarter we recognized $3.0 million in DataV revenue at high gross margin levels. We believe being early adopters of new software revenue recognition standards puts us ahead of the curve and is beneficial for the company and our shareholders. Further, during the quarter we announced six new DataV product applications, which we expect to speed and simplify time-to-value for our customers. We continued to add to our R&D, sales, marketing and customer solutions groups based on our positive outlook.”

Q1 2017 Financial Highlights

Total revenue for the quarter was $22.8 million, down 15% compared to the fourth quarter of 2016 and down 10% from the first quarter of 2016. Q1 revenue included $3.0 million in DataV software and services revenue.

Net income for the quarter was $0.2 million, or $0.02 per share, compared to net loss of $1.3 million, or $0.10 per share, in the fourth quarter of 2016 and net income of $0.5 million, or $0.04 per share, in the year-ago quarter. Adjusted EBITDAS* was $0.6 million, an increase of $1.4 million from the fourth quarter of 2016 and a decrease of $0.6 million from the first quarter of 2016. Our cash and investments at March 31, 2017 totaled $31.0 million, a decrease of $2.2 million from December 31, 2016.

	Three Months Ended
	3/31/2017	12/31/2016	3/31/2016
Revenue:
Third-party Software	$16,797	$23,751	$19,917
Proprietary Software	2,654	301	250
Prof. Engineering Services	3,390	2,745	5,272
Total Revenue	22,841	26,797	25,439
Total Gross Profit	6,253	3,954	4,296
Gross Margins:
Third-party Software	16%	15%	14%
Prof. Engineering Services	27%	7%	24%
Proprietary Software	99%	82%	56%
Total Gross Margin	27%	15%	17%
Total Operating Expenses	6,212	5,261	3,647
Net Income (Loss)	$202	$(1,261)	$500
Per Share-Diluted	$0.02	$(0.10)	$0.04
Adjusted EBITDAS*	$593	$(812)	$1,213
Cash and Investments EoQ (includes $250,000 long-term at 3/31/2016)	$30,984	$33,200	$27,876

 Notes:

*Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Financial Commentary on First Quarter 2017 Results (Compared to Fourth Quarter 2016)

•

DataV software and services revenues of $3.0 million were recognized in Q1 compared to $0.2 million in the fourth quarter of 2016; we achieved project acceptance from PACCAR Inc. during the quarter, allowing for the recognition of $2.5 million in license fees and $0.5 million in customization fees under ASC 606;

•

Revenue from third-party software was $16.8 million, a decrease of 29% from $23.8 million in the fourth quarter of 2016, due primarily to a more competitive environment following the end of Microsoft’s volume purchase programs on December 31, 2016 and strong sales of Microsoft software in the fourth quarter of 2016 ahead of related pricing changes;

•

Professional engineering services revenue increased $0.6 million, or 23%, to $3.4 million, while engineering services margin increased by 20 percentage points to 27%. The margin increase resulted from higher engineering utilization rates and lower management overhead following the 2016 restructuring efforts; and

•

Operating expenses increased approximately $1.0 million, or 18%, primarily due to increased DataV-related investments in R&D ($510,000) and sales and marketing expenses ($110,000), in addition to higher general and administrative spending ($330,000) associated with driving the DataV growth.

Additional DataV Metrics (Including Non-GAAP Measures)

•

We did not record any new DataV bookings during the quarter (bookings is a non-GAAP measure, defined as the contract value of new agreements signed with customers); cash receipts from DataV contracts totaled $1.3 million.

•	DataV backlog (a non-GAAP measure defined as total DataV bookings less DataV revenue recognized to date) was $3.2 million at March 31, 2017, compared to $5.7 million at December 31, 2016.
•

Total deferred revenue at March 31, 2017 was $2.0 million, compared to $3.9 million at December 31, 2016. The March 31, 2017 balance included DataV deferred revenue of $1.6 million, all classified as current. The deferred revenue balances relating to our DataV sales do not represent the total contract value of our DataV agreements. DataV unbilled deferred revenue (which is a non-GAAP measure) was an additional $0.1 million at March 31, 2017 and $2.5 million at December 31, 2016, representing future contract billings that have not been invoiced, and, accordingly, are not recorded in deferred revenue.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our new DataV product sales, since revenue may be recognized in different periods than those in which orders have been received or cash has been collected.

Q2 2017 Outlook

Management currently has the following expectations for Q2 2017:

•	Revenue in the range of $18.5 to $20 million; DataV revenue recognized in the quarter will not be significant;
•	Management has successfully closed a number of paid pilots with new and existing customers in the second quarter; additional pilots are expected to close;
•

Blended gross margin in the 16.5% to 18% range due to reduced third-party software margins reflecting lower levels of rebates from Microsoft’s volume reseller programs and lower DataV revenue recognition; and

•	A net loss in Q2 due to lower revenue and continued investments to grow DataV.

Conference Call

Management will host a conference call today, May 15, 2017, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-888-510-1786 or 1-719-457-2705 for international callers, and reference “BSQUARE Corporation First Quarter 2017 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 1103469. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Peter Biere, Chief Financial OfficerLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,704	$14,312
Short-term investments	21,280	18,888
Accounts receivable, net of allowance for doubtful accounts of $50 at March 31, 2017 and December 31, 2016	15,751	21,579
Prepaid expenses and other current assets	1,474	878
Contract assets	883	—
Total current assets	49,092	55,657
Equipment, furniture and leasehold improvements, net	1,040	1,089
Deferred tax assets	7	7
Intangible assets, net	439	464
Goodwill	3,738	3,738
Other non-current assets including contract assets	87	53
Total assets	$54,403	$61,008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$9,111	$14,831
Accounts payable	372	283
Accrued compensation	1,786	2,008
Other accrued expenses	806	714
Deferred rent, current portion	327	321
Deferred revenue	1,908	2,064
Total current liabilities	14,310	20,221
Deferred tax liability	—	23
Deferred rent	772	854
Deferred revenue	115	1,798
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,568,708 shares issued and outstanding at March 31, 2017 and 12,532,348 shares issued and outstanding at December 31, 2016	136,150	135,660
Accumulated other comprehensive loss	(928)	(941)
Accumulated deficit	(96,016)	(96,607)
Total shareholders’ equity	39,206	38,112
Total liabilities and shareholders’ equity	$54,403	$61,008

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Software	$19,451	$20,167
Professional engineering service	3,390	5,272
Total revenue	22,841	25,439
Cost of revenue:
Software	14,114	17,161
Professional engineering service	2,474	3,982
Total cost of revenue	16,588	21,143
Gross profit	6,253	4,296
Operating expenses:
Selling, general and administrative	4,865	3,206
Research and development	1,347	441
Total operating expenses	6,212	3,647
Income from operations	41	649
Other income, net	55	21
Income before income taxes	96	670
Income tax benefit (expense)	106	(170)
Net income	$202	$500
Basic income per share	$0.02	$0.04
Diluted income per share	$0.02	$0.04
Shares used in calculation of income per share:
Basic	12,550	12,102
Diluted	12,848	12,531

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2017	2016
Adjusted EBITDAS:
Income from operations as reported	$41	$649
Depreciation and amortization	153	151
Stock-based compensation expense	399	413
Adjusted EBITDAS (1)	$593	$1,213
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999